Exhibit 99.1 March 3, 2006
     Millersburg, Ohio, March 3, 2006 — CSB Bancorp Inc. (“CSB” CSBB-OTC:BB) the holding company for The Commercial and Savings Bank, announced today that its President and CEO John Limbert tendered his resignation from CSB and it’s banking subsidiary, The Commercial and Savings Bank of Millersburg. Mr. Limbert has agreed to accept a position as President and CEO of a $650 million community bank in southwestern Ohio.
     The boards of CSB and The Commercial and Savings Bank named Rick L, Ginther, CSB’s Chief Lending Officer, as interim CEO of CSB and the bank. Mr. Ginther has over 30 years banking experience and has been with CSB since July 2003.
     Mr. Limbert, in his letter of resignation, noted the substantial progress made by CSB during his tenure and thanked the board and associates of CSB for their hard work and perseverance.
     Robert Baker, Chairman of CSB Bancorp, Inc. noted, “We are grateful for Mr. Limbert’s outstanding leadership during his tenure as President and CEO and wish him the very best in his new endeavor.”
     Mr. Baker also expressed the Board’s full confidence that Mr. Ginther and the Management team will continue the bank’s financial success.